UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 3, 2017

AppFolio, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-37468	26-0359894
(Commission File Number)	(IRS Employer Identification Number)
50 Castilian Drive
Santa Barbara, CA 93117
(Address of principal executive offices)
Registrant’s telephone number, including area code: (805) 364-6093
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Brian Donahoo as President, Chief Executive Officer and Director
On August 7, 2017, Brian Donahoo and AppFolio, Inc. (the “Company”) announced Mr. Donahoo’s intention to retire from his position as President and Chief Executive Officer, and as a member of the Board of Directors (the “Board”), effective as of August 8, 2017 (the “Retirement Date”). Following the Retirement Date, Mr. Donahoo will continue to serve as an employee of the Company through December 31, 2017 for the principal purpose of assisting the Company in the orderly transition of his roles and responsibilities. Mr. Donahoo’s retirement was not the result of any disagreement with respect to the Company’s operations, policies or practices.
In connection with Mr. Donahoo’s retirement, the Board has approved, and the Company and Mr. Donahoo have entered into, a Resignation Agreement and General Release of Claims (the “Resignation Agreement”). Pursuant to the Resignation Agreement, Mr. Donahoo will be eligible to receive: (i) continued payment of his current base salary through December 31, 2017; (ii) continued eligibility to receive his previously announced cash bonus pursuant to the Company’s 2017 short-term cash incentive plan (the “Short-Term Cash Plan”), subject to the Company’s achievement of a pre-established target related to free cash flow for fiscal year 2017; and (iii) continued vesting of outstanding equity awards from the Retirement Date through December 31, 2017, and accelerated vesting of any then-unvested equity awards on December 31, 2017.
In addition, Mr. Donahoo will be eligible for a reduced bonus opportunity pursuant to the Company’s previously announced 2016 long-term cash incentive plan (“Long-Term Cash Plan”). Under the Long-Term Cash Plan, Mr. Donahoo was initially eligible to receive a one-time cash bonus of up to $2,000,000 upon the Company’s achievement of a pre-established target related to free cash flow for fiscal year 2018. In light of Mr. Donahoo’s retirement, the Committee has approved a modification to the bonus opportunity such that Mr. Donahoo will instead be eligible to receive $1,333,333 upon the Company’s achievement of a free cash flow target for fiscal year 2017. The modified bonus opportunity is intended to reward Mr. Donahoo for his individual contributions to our achievement during his tenure as Chief Executive Officer, while also reducing the bonus opportunity by one-third in recognition that he is retiring prior to the end of the original performance period established for the Long-Term Cash Plan.
Mr. Donahoo’s receipt of the aforementioned payments and other benefits is conditioned upon the effectiveness of a general release of claims in favor of the Company (and certain affiliates and related parties) that is included within the Resignation Agreement, as well as his compliance with certain confidentiality, non-competition, non-solicitation, non-disparagement and other standard covenants included in the Resignation Agreement and the Employee Proprietary Information and Inventions Agreement to which he remains subject.
The foregoing description of the Resignation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Resignation Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”).
Appointment of Jason Randall as President, Chief Executive Officer and Director
On August 7, 2017, the Company announced that Jason Randall has been appointed as President and Chief Executive Officer, effective as of August 8, 2017.
Mr. Randall has served at the Company for over nine years, including serving in key leadership roles within both of the Company’s verticals. Mr. Randall most recently served as Senior Vice President, AppFolio Property Manager, the Company’s software solution for the property management industry. From 2014 to early 2016, he served as Senior Vice President of MyCase, the Company’s practice management software that serves the legal industry. From 2008 to 2014 he served as the Vice President, Product for AppFolio Property Manager. Prior to

joining the Company, Mr. Randall served in various leadership and product development positions, including Senior Director, Product Management, at ExpertCity, Inc., a provider of web-based remote desktop access software, which was acquired by Citrix Systems, Inc. in 2004. Mr. Randall received a B.S. in Environmental Studies from the University of California, Santa Barbara. The Board believes Mr. Randall is qualified to serve as a director due to the valuable perspective he brings as a result of serving as a Company executive for over nine years in leadership positions within both of the Company’s verticals, his considerable experience in the software industry, his significant contributions to the Company’s success, and his extensive leadership and strategic planning skills.

In connection with Mr. Randall’s appointment as President and Chief Executive Officer, his base salary has been increased from $240,000 to $360,000 per year effective immediately. Mr. Randall will continue to be eligible to receive a cash bonus pursuant to the Short-Term Cash Plan, subject to the Company’s achievement of a free cash flow target for fiscal year 2017 and his achievement of pre-established MBOs, provided that his target bonus opportunity under the plan for fiscal year 2017 will be increased from $100,000 to approximately $210,000. Mr. Randall will not immediately be granted any additional equity compensation in connection with his appointment. Consistent with the Company’s practice, Mr. Randall will not enter into any employment agreement, severance agreement or other similar agreement.
Effective as of August 8, 2017, Mr. Randall has also been elected by the Board to serve as a Class III director, with a term expiring at the 2018 annual meeting of stockholders. In accordance with the Company’s standard compensation policies applicable to employee-directors, Mr. Randall will not receive any additional compensation for serving as a director. Mr. Randall has entered into the Company’s standard form of indemnification agreement providing for indemnification by the Company in certain circumstances for actions taken in connection with his service to the Company.
There are no arrangements or understandings between Mr. Randall and any other person pursuant to which he was selected to serve as President and Chief Executive Officer or as a director. There are no family relationships between Mr. Randall and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Except for his existing employment relationship with the Company and the compensation arrangements arising in connection therewith, there are no relationships involving Mr. Randall that are required to be reported pursuant to SEC regulations.
Approval of Compensation Changes for Chief Financial Officer
The Committee has also approved changes to the compensation package for Ida Kane, the Company’s Chief Financial Officer. Effective as of August 8, 2017, Ms. Kane’s base salary has been increased from $300,000 to $340,000 per year, and her target bonus opportunity for fiscal year 2017 under the Short-Term Cash Plan has been increased from $100,000 to approximately $200,000. The cash bonus is subject to the Company’s achievement of a free cash flow target for fiscal year 2017 and Ms. Kane’s achievement of pre-established MBOs.
Issuance of Press Release
On August 7, 2017, the Company issued a press release announcing the appointment of Mr. Randall and retirement of Mr. Donahoo. A copy of the press release is attached hereto as Exhibit 99.1.
The press release is being furnished with this Current Report and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01	Exhibits.

(d)	Exhibits. The following exhibits are attached to this Current Report:

Exhibit Number	Description
10.1	Resignation Agreement and General Release of Claims between the Company and Brian Donahoo, dated August 3, 2017.
99.1	Press release issued on August 7, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AppFolio, Inc.

By: /s/ Ida Kane
Name: Ida Kane
Title: Chief Financial Officer